                                                                  Exhibit 11.0
                             PAMRAPO BANCORP, INC.
                               AND SUBSIDIARIES
                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                ----------------------------------------------

                                                    Three           Six
                                                Months Ended   Months Ended
                                                June 30, 1996  June 30, 1996
                                                -------------  -------------
Net income                                      $  1,042,365   $  2,246,445
                                                ============   ============


Weighted average common shares outstanding         3,308,409      3,373,003

Common stock equivalents
 due to dilutive effect of stock options               4,097          4,180
                                                ------------   ------------

Total weighted average
 common shares and equivalents outstanding         3,312,506      3,377,183
                                                ============   ============


Primary earnings per share                      $       0.32   $       0.67
                                                ============   ============


Total weighted average common
 shares and equivalents outstanding
 for fully diluted computation                     3,312,506      3,377,183
                                                ============   ============


Fully diluted earnings per share                $       0.32   $       0.67
                                                ============   ============
